NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: January 14, 2005

Newport Beach, California

No. 2                                                                                                                        $ 150,000

UNIVERSAL GUARDIAN HOLDINGS, INC.

$500,0000

6 MONTH 12% SECURED CONVERTIBLE DEBENTURE

THIS DEBENTURE of UNIVERSAL GUARDIAN HOLDINGS, INC., a corporation organized under the laws of Delaware (the “Company”), is designated as its 12% Convertible Debenture due on the Maturity Date in the aggregate principal amount of One  Hundred and Fifty Thousand Dollars ($150,000) and is part of a total issue of an aggregate of $500,000 principal amount of debentures(collectively, the “Debentures”). Interest on this Debenture is payable at a 12% six month rate (24% annual rate) pursuant to California Corporate Code §§ 25118(b) and (f) and is payable upon payment of principal whether at maturity or otherwise.

FOR VALUE RECEIVED, the Company promises to pay to the order of IKZA Holding Corp. or its registered assigns (the “Holder”) the principal sum of One Hundred Fifty  Thousand Dollars ($150,000.00) and any additional sums due pursuant to the terms hereof, on June 30, 2005, or such earlier date as the Debenture is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the principal amount of this Debenture in accordance with the provisions hereof. Notwithstanding the foregoing, in the event the Company closes any financing for an amount for $2,000,000.00 or more the Company will prepay this Debenture, together will all accrued and unpaid interest, upon the closing of such financing. This Debenture is subject to the following additional provisions.

1.

Definitions. As used in this Debenture, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or Liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

 “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

 “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date if there is no such price on such date) on the Eligible Market on which the Common Stock is then listed or quoted; (b)  in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company.

“Collateral”  means 750,000 shares of the Company’s common stock to be held in escrow until the Debentures are fully repaid or converted.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s Common Stock, [$.001] par value per share, and stock of any other class into which such shares may be reclassified or changed.

“Conversion Date” is the date specified in a Conversion Notice to effect a conversion of this Debenture under Section 3, which date may not be prior to the date the Holder delivers such Conversion Notice.  If no Conversion Date is specified in a Conversion Notice, then the Conversion Date for such notice shall be the date that such notice is deemed delivered hereunder.

“Conversion Price” means $1.25 per Share of Common Stock.

“Debenture” means this instrument evidencing the Company’s obligation to pay the principal amount, Fixed Interest, accrued interest and granting Holder the Conversion Right.

 “Escrow Agent”  means the Company

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” means the occurrence of any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)

any default in the payment of principal or liquidated damages in respect of this Debenture, as and when the same becomes due and payable (whether by acceleration or otherwise) or any default in the payment of interest in respect of this Debenture, within five Business Days of when the same becomes due and payable;

(ii)

the Company or any Subsidiary defaults in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness, whether such Indebtedness now exists or is hereafter created, and such default results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iii)

a Bankruptcy Event;

(iv)

the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Business Day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Debenture in accordance with the terms hereof;

(v)

the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Sale Event under Section 4(b) within seven days after a Company Redemption Notice is delivered;

(vi)

the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

(vii)

the Company defaults in the timely performance of any other obligation under this Debenture and such default continues uncured for a period of five days after the date on which notice of such default is first given to the Company by the Holder.

 “Fixed Interest” means interest accruing from the date of original discount of this Debenture, until such Debenture is redeemed or converted, at the rate of 12% per half annum on the Indebtedness from time to time.

 “Fundamental Transaction” any (i) merger or consolidation of the Company with or into another Person, (ii) any sale of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” means the registered owner of this Debenture pursuant to Sections 3 and 4 hereof.

“Indebtedness” shall mean the principal amount of this Debenture and accrued and unpaid Fixed Interest and Bonus Interest on such principal amount and all other amounts and costs payable to the Holder in respect to this Debenture.

“Interest Payment Date” means the Conversion Date or the Maturity Date, as applicable.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Liquidation” means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

“Maturity Date” means June 30, 2005, or such earlier date as the Debenture is required or permitted to be repaid as provided hereunder.

“Original Issue Date” means the date of the first issuance of this Debenture regardless of the number of certificates which may be issued to evidence such Debenture.

 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened concerning the interpretation, enforcement or defense of any transaction contemplated by any transaction document (whether brought against a party hereto or such parties affiliates, directors, officers, employees or agents).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Repayment Amount” for this Debenture shall equal the sum of the principal amount of Debentures to be prepaid plus all accrued and unpaid Fixed Interest and default interest thereon.

“Sale Event” means the occurrence of any of the following with respect to the Company or any Subsidiary  (i) the sale of all or substantially all of its assets in one or a series of related transactions, (ii) an acquisition after by a Person or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock, by contract or otherwise) of in excess of 33% of its voting securities, (iii) a replacement at one time or over time of more than one-half of the members of its board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof); provided that the foregoing shall not apply to any Subsidiary so long as such Subsidiary is wholly-owned by the Company, (iv) the merger or consolidation of it with or into another entity that is not wholly-owned by the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv) above.

“Securities Act” means the Securities Act of 1933, as amended.

 “Underlying Shares” means, collectively, the Common Stock issuable upon a conversion of this Debenture in accordance with the terms hereof.

2.

Interest.

(a)

The Company shall pay the Fixed Interest to the Holder on the aggregate unconverted and then outstanding principal amount of the Debentures including any interest added to such principal in accordance with this Section 2) payable in arrears on each Interest Payment Date.  Interest shall accrue daily commencing on the Original Issue Date.

(b)

Subject to the conditions and limitations set forth below, the Company shall pay interest under this Debenture in cash.

(c)

If the Company fails for any reason to pay interest in cash by the Interest Payment Date, any Holder may (but shall not be required to) treat such interest as if it had been added to the principal amount of this Debenture.

(d)

Any interest to be paid in cash hereunder that are not paid within ten days of the Interest Payment Date and not added to the principal amount of the Debenture shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of an additional 2% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

3.

Conversion.

 The principal amount of this Debenture then outstanding shall be convertible into Common Stock, at the option of the Holder, at any time from and after the Original Issue Date until the Maturity Date.  Holders shall effect a conversion under this Section 3 by delivering the Company with a written notice in the form attached hereto as Exhibit A (a “Conversion Notice”).  The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding Indebtedness of this Debenture to be converted divided by the Conversion Price.

(a)

Mechanics of Conversion.  By the fifth Business Day after the Conversion Date, the Company shall issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion.  The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become the holder of record of such Underlying Shares as of the Conversion Date.

(b)

To effect a conversion hereunder, the Holder shall deliver such Debenture promptly to the Company.

(c)

The Company’s obligation to issue and deliver Underlying Shares upon a conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

(d)

Certain Fundamental Transactions.  In case of any Fundamental Transaction, a Holder shall have the right to do any of the following: (1) convert this Debenture into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of shares of Common Stock following such Fundamental Transaction and such Holder shall be entitled upon such Fundamental Transaction to receive such amount of securities, cash and property as the shares of Common Stock into which this Debenture could have been converted immediately prior to such Fundamental Transaction would have been entitled, or (2)(x) require the surviving entity to issue a debenture in such principal amount equal to the principal amount of the Debentures held by such Holder prior to such Fundamental Transaction, plus all other amounts owing thereon, which newly issued debenture shall have identical terms to the terms of the Debenture and shall be entitled to all of the rights and privileges of a Holder set forth herein and the agreements pursuant to which the prepayment was issued, and (y) simultaneously with the issuance of such convertible debenture shall have the right to convert such shares only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of shares of Common Stock following such Fundamental Transaction (the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each Common Share would receive in such Fundamental Transaction and the Conversion Price stated herein) or (3) at the Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall either pay to the Holder the greater of (A) the outstanding principal amount of the Debentures held by such Holder plus all accrued and unpaid interest thereon, and (B) the principal amount of the Debenture held by such Holder, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the day immediately preceding (x) the date of prior to such Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is less, multiplied by the Closing Price on (x) the date of the Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is greater.  Any Fundamental Transaction shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such Fundamental Transactions.

(e)

Reclassifications; Share Exchanges.  In case of any reclassification of the shares of Common Stock, or any compulsory share exchange pursuant to which the shares of Common Stock are converted into other securities, cash or property (other than compulsory share exchanges which constitute a Sale Event), the Holder of this Debenture then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of shares of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled.  This provision shall similarly apply to successive reclassifications or share exchanges.

(f)

Reservation of Common Stock.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding principal amount of the Debenture.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

(g)

Fractional Shares.  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the applicable Conversion Date.  If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Price multiplied by such fraction.

(h)

Stamp Taxes.  The issuance of certificates for Common Stock on conversion of principal amount of this Debenture shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted.

(i)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holders, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of Mark V. Asdourian, Esq., Universal Guardian

Holdings, Inc., 4695 MacArthur Court, Suite 300, Newport Beach, CA 92660, Facsimile No. 949.221.0020, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Pacific time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Pacific time), or (iii) upon actual receipt by the party to whom such notice is required to be given.

4.

Repayment.

(a)

Upon Event of Default or Maturity.  Upon the occurrence of an Event of Default or upon the Maturity Date of this Debenture, Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, and by delivery of a written notice to the Company to require the Company (an “Event of Default Notice”) to prepay all or a portion of the Debenture then held by such Holder, for an amount, in cash, equal to the Repayment Amount.  The Repayment Amount shall be due and payable within five Business Days of the date of the Event of Default Notice.  For purposes of this Section, principal amount of the Debenture shall remain outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.  Notwithstanding anything herein to the contrary, upon the occurrence of a Bankruptcy Event, all outstanding principal and accrued but unpaid interest on this Debenture shall immediately become due and payable in full in cash, without any further action by the Holder, and the Company shall immediately be obligated to pay the Repayment Amount pursuant to this paragraph as if the Holder had delivered a Event of Default Notice immediately prior to the occurrence of any such Event of Default.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(b)

Upon Sale Event.  The Company shall notify the Holders on the day that the Company enters into a transaction giving rise to a Sale Event (such notice, a “Company Redemption Notice” and the date such Company Redemption Notice is received by a Holder, a “Company Redemption Date”).  The Company Redemption Notice shall describe the Sale Event and state the consideration being paid in such Sale Event and the date of consummation of the Sale Event.  Concurrent with the closing of the Sale Event (and as a condition precedent to such closing), the Company shall, redeem, in cash, all outstanding principal amount of the Debentures, which have not previously been redeemed or for which Conversion Notices shall not have been delivered, at a price equal to the Redemption Price.  Notwithstanding the foregoing, a Holder may convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the outstanding principal amounts of Debentures subject to a Redemption Notice delivered for conversion on or prior to the Sale Event.  Concurrent with the closing of the Sale Event, the Company shall pay to the Holders the Redemption Price, which amount shall be due and payable in cash, and such payment of the Redemption Amount shall be a condition precedent to the closing of the Sale Event.

(c)

Collateral.  In the event that the Company is unable to pay Holder an amount equal to the Repayment Amount pursuant to subsection 4(a) above, the Escrow Agent shall cause the sale of the Collateral in satisfaction of the Repayment Amount.  The Company and the Escrow Agent agree that the Escrow Agent shall have a perfected security interest in the Collateral solely for the benefit of the Holders.  If the Escrow Agent determines that the sale of the Collateral will be insufficient to obtain payment in full for the Holders, the Escrow Agent, in its sole discretion, may seek judicial foreclosure of the Collateral and may pursue recourse against the Company on behalf of the Holders.

(d)

Escrow Agent.   The parties hereto acknowledge and agree that the Escrow Agent (a) shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (b) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability to it unless instructed otherwise by the Holders, acting by a majority of the outstanding obligations; (c) may rely upon and shall be protected in acting or refraining from acting upon, any written notice, instructions, certificate, instrument, statement, request or document furnished to it hereunder and believed by them to be genuine and to have been signed or presented by the proper person, and the Escrow Agent shall have no responsibility for determining the accuracy of any such certificate, and (d) may consult with counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with the opinion of such counsel.  The Escrow Agent shall not be liable to any one for any action taken or omitted to be taken by it or any of its partners, officers or employees hereunder except in the case of gross negligence or willful misconduct.  The Escrow Agent’s duties shall be determined only with reference to this Debenture and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement.  The Escrow Agent shall not be responsible for passing upon the validity, binding effect, execution or sufficiency of this Debenture or of any agreement amendatory or supplemental hereto.

5.

Registration Requirements

(a)

The Company hereby grants to the Holder piggyback registration rights with respect to the Underlying Shares.  In the event the Company is filing a Registration Statement for itself or on behalf of any of its shareholders, other than a Registration Statement covering the Company’s initial public offering or an offering exclusively to employees of the Company, the Company shall notify the Holder in writing reasonably in advance of such filing (but at least five business days) and give the Holder the opportunity to include all or any party of the Underlying Shares (whether or not previously issued), to the extent permissible under the Act or any regulation promulgated thereunder.  Upon the Holder’s notification that the Holder desires to have all or any portion of the Underlying Shares included in such registration, the Company shall, at no cost or expense to the Holder, include or cause to be included in such registration statement the Underlying Shares so identified by the Holder.  Notwithstanding any other provision of this Section 5, in the case of an underwritten public offering, if the managing underwriter determines that market factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit, or exclude, the number of shares (including those of Holder) to be included in such Piggyback Registration.  If limited, Holder’s shares will be registered pro rata with any other holders of Common Stock or Common Share Equivalents having Registration Rights.

(b)

Holder shall pay all sales commissions or other similar selling charges with respect to Common Stock sold by Holder pursuant to such Registration Statement  The Company shall pay all registration and filing fees, fees and expenses of compliance with federal and state securities laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel and accountants for Company and reasonable fees and expenses of one counsel, selected by Holder, unless the applicable state securities laws require that stockholders whose securities are being registered pay their pro rata share of such fees, expenses and disbursements, in which case Holder shall pay its pro rata share of all such fees, expenses and disbursements based on its pro rata share of the total number of shares being registered.

6.

Representations, Warranties and Covenants.

The holders of this Debenture have the benefits of the representations, warranties and covenants of the Company in the Placement Agent Agreement dated as of January 14, 2005 between the Company and Hunter World Markets, Inc.

7.

Miscellaneous.

(a)

This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  This Debenture may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)

Subject to Section 7(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Debenture.  This Debenture shall inure to the sole and exclusive benefit of the Company and the Holder.

(c)

All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of California , without regard to the principles of conflicts of law thereof.  The Holder and the Company hereby agree that any dispute arising under this Debenture shall be resolved by binding arbitration before a single mutually acceptable arbitrator under the rules of commercial arbitration of the American Arbitration Association in Orange County, California.  The prevailing party, in such proceeding shall be awarded its reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such proceeding.

(d)

The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(e)

In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

(f)

No provision of this Debenture may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, or, in the case of a waiver, by the Holder.  No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)

If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

(h)

Except pursuant to the terms of this Debenture, the Company may not prepay the outstanding principal amount and interest under this Debenture without the prior written consent of the Holder.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

UNIVERSAL GUARDIAN HOLDINGS, INC.

/s/ Michael J. Skellern

By:________________________________

Michael J. Skellern

Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Holder
in order to convert Debenture)

The undersigned hereby elects to convert the entire principal amount of Debenture indicated below, into shares of Common Stock of Universal Guardian Holdings, Inc. as of the date written below.  If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.  All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:

Date to Effect Conversion

Principal amount of Debenture owned prior to conversion

Principal amount of Debenture to be Converted

Number of shares of Common Stock to be Issued

Conversion Price

Signature

Name

Address

By the delivery of this Conversion Notice, the Holder represents and warrants to the Company that its ownership of the shares of Common Stock does not exceed the restrictions set forth in Section 5 of the Debenture.